CONVERSION AGREEMENT

THIS CONVERSION AGREEMENT (the “Agreement”) is made and entered into effective as of August 23, 2017, by and between Blink Charging Co. (f/k/a Car Charging Group, Inc.), a Nevada corporation (the “Company”) and BLNK Holdings LLC, a Delaware limited liability company (“BLNK”).

WHEREAS, the Company is currently in the process of pursuing: (i) a public offering of its securities; and (ii) the listing of its shares of common stock on the Nasdaq Capital Market or other national securities exchange (collectively, the “Offering”);

WHEREAS, Joseph Gunnar & Co (the “Underwriter”) is leading the Offering;

WHEREAS, BLNK has lent money to the Company on six separate occasions from February 2017 through August 2017 and, collectively, the Company owes BLNK $209,442 in principal and interest (the “Debt”) pursuant to those certain promissory notes issued by the Company to BLNK (the “Notes”); and

WHEREAS, in connection with the Offering, the Underwriter has asked the Company and BLNK to convert the Debt into securities of the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Conversion of the Debt. The Company and BLNK hereby agree that upon the closing of the Offering, the Debt shall be converted into that number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), determined by the following formula: the Debt amount (i) multiplied by a factor of 115 and then (ii) divided by 80% of the per share price of Common Stock or the per unit price of the units sold in the Offering (the “Automatic Conversion”). Upon the triggering of the Automatic Conversion, the Company shall send BLNK prompt written notice (the “Automatic Conversion Notice”) specifying the conversion price and date upon which such conversion was effective (the “Effective Date”) and the number of restricted shares of Common Stock to be issued to BLNK upon conversion. The conversion price shall be specified in the Automatic Conversion Notice.

2.	Modification of Terms. If, and whenever, prior to the Effective Date, the Company, pursuant to a conversion agreement (whether entered into prior to, on, or after August 23, 2017) for any securities of the Company including, but not limited to, a warrant, option, a convertible note, or convertible preferred stock, is notified of and implements a conversion that is or will be more favorable to the holder of such securities than the terms of conversion for BLNK in Section 1 of the Agreement, then (i) the Company shall provide notice thereof to BLNK following the occurrence thereof and (ii) the terms of conversion in Section 1 shall be, without any further action by BLNK or the Company, automatically amended and modified in an economically and legally equivalent manner such that BLNK shall receive the benefit of the more favorable terms set forth in any such conversion agreement.

3.	Expiration of this Agreement. If the Offering does not close by 5:00 PM Eastern Standard Time on December 29, 2017, this Agreement shall expire and the Company shall again owe the Debt, without any further interest, to BLNK.

4.	Conflicts. In the event that there is a conflict between the provisions of this Agreement and the Notes, the terms stated herein shall prevail.

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5.	Counterparts. This Agreement may be executed in any number of counterparts, including facsimile and scanned versions, each of which when so executed shall be deemed an original and all of which shall constitute together one and the same instrument, and shall be effective upon execution by all of the parties.

IN WITNESS WHEREOF, the parties have executed this Conversion Agreement.

BLINK CHARGING CO.		BLNK HOLDINGS LLC

By:
	Michael J. Calise, Chief Executive Officer	[Name, Title]

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